EXHIBIT 4.1


STANDARD & POOR'S                                      Frank A. Ciccotto, Jr.
The McGraw Hill Companies                              Senior Vice President
                                                       Securities Evaluations



55 Water Street, 45th Floor
New York, NY  10041
Tel. 212-438-4417
Fax 212-438-7748
frank_ciccotto_jr@sandp.com


                               December 22, 2009


Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York Mellon
2 Hanson Place
12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.


              Re: Van Kampen Unit Trusts, Municipal Series 849
                  Investment Grade Municipal Trust, Series 103


Gentlemen:

   We have examined Registration Statement File No. 333-162282 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/s/ Frank A. Ciccotto

Frank A. Ciccotto
Senior Vice President & General Manager